EXHIBIT 15

May 12, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 25, 2003 on our review of interim financial information of Phelps Dodge Corporation (the “Company”) for the period ended March 31, 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statement on Form S-3 (Nos. 333-67606, 333-61624, 333-43890 and 333-36415), Registration Statement and Post-Effective Amendment No. 1 on Form S-3 (Nos. 333-67606, 333-43890, 33-44380 and 333-36415), Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317, 33-34363, 33-34362, 33-62648, 333-42231, and 333-52175) and the Post-Effective Amendment No. 4 on Form S-8 to the Registration Statement on Form S-4 (No. 333-86061).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP